AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                     MELLON CAPITAL MANAGEMENT CORPORATION

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      This AMENDMENT is made by and between JACKSON  NATIONAL ASSET  MANAGEMENT,
LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and MELLON CAPITAL MANAGEMENT CORPORATION, a Delaware corporation and registered investment adviser ("Sub-Adviser").

      WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement effective as of November 8, 2001, Amended and Restated effective as of the 18th day of February 2004, and further Amended and Restated effective as of the 1st day of December, 2012 ("Agreement"), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios ("Funds") of JNL Series Trust.

      WHEREAS, in order to clarify Adviser and Sub-Adviser proxy voting responsibilities, the parties have agreed to Amend Sub-Section i) under Section
3. "MANAGEMENT" of the Agreement

      NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement, as follows:

Sub-Section i) under Section 3. "MANAGEMENT", shall be replaced in its entirety as follows:

      i) will vote proxies received in connection with securities held by the Funds consistent with its fiduciary duties hereunder; provided, however, that, in the event that a security to be purchased for a Fund in accordance with the Investment Objectives, is on The Bank of New York Mellon Corporation Restricted Securities List or, as a result of such purchase, would be placed on The Bank of New York Mellon Corporation Restricted Securities List (each, a "Restricted Security"), the Sub-Adviser will have no authority or discretion whatsoever to vote the proxies relating to any Restricted Security and such authority will be reserved to the Adviser to vote the proxies relating to any Restricted Security upon prompt notice received by the Sub-Adviser.

      IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of April 15, 2013, effective as of February 20, 2013.

JACKSON NATIONAL ASSET MANAGEMENT, LLC    MELLON CAPITAL MANAGEMENT CORPORATION

By:    /s/ Mark D. Nerud                  By:    /s/ Janet Lee
    --------------------------------          ----------------------------------

Name:  Mark D. Nerud                      Name:   Janet Lee
      ------------------------------            --------------------------------

Title: President and CEO                  Title: Director
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